Exhibit 99.1

February 14, 2022

IMPORTANT: Continued pause in sales, interest, maturity, dividend, and redemption payments

We appreciate the opportunity to provide you updated information on GWG Holdings, Inc. (“GWGH” or the “Company”).

We are progressing in our work with financial and legal advisors hired to assist the Company’s Board of Directors and management in identifying and evaluating restructuring alternatives, as well as available options to best conserve and maximize the value of GWGH’s assets for the benefit of our investors and to meet the Company’s financial obligations. We expect that the process of identifying and considering various alternatives to take at least another three to four weeks, and may take longer.

While we continue this process, GWGH paused L Bond sales and will not make monthly interest and maturity payments on its L Bonds, or dividends on the Redeemable Preferred Stock and Series 2 Redeemable Preferred Stock, while continuing to defer requests for redemptions. While you are not receiving payments, interest on the L Bonds will continue to accrue, and dividends on the Redeemable Preferred Stock and Series 2 Redeemable Preferred Stock will continue to cumulate. We will inform you if and when we are able to restart these cash payments in the future.

We know many will have questions, and we don’t yet have all the answers, but we are committed to finding the best path forward. Please also review the 8-K we filed with the SEC on January 18, 2022 and GWGH’s other existing and future filings with the SEC.

Again, we continue to work diligently to make our forward decisions with the goal to maximize value for GWGH’s investors. If you have any questions, please reach out to your financial advisor or registered representative or the GWGH Investor Services team at Invest@gwgh.com.

Sincerely,

Murray Holland

President & CEO

GWG Holdings, Inc.

Securities offered through Emerson Equity LLC a registered broker dealer, member FINRA, SIPC. Emerson is not an affiliate of GWGH.

GWG Holdings files annual, quarterly and current reports, and other information with the SEC. Our SEC filings, and any amendments thereto, are available on the SEC's Internet site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering of L Bonds will arrange to send you the prospectus for the L Bonds if you request it by calling toll-free 1-877-494-2388.

The information provided herein does not constitute an offer to sell securities or the solicitation of an offer to buy securities. An offer to sell securities can only be made by a prospectus, pursuant to a registration statement, and any amendments thereto, then effective and on file with the Securities Exchange Commission (“SEC”). Investors must read the entire prospectus for investment conditions, risk factors, minimum requirements, fees and expenses and other pertinent information with respect to the offerings.

Securities are being offered on a best-efforts basis on behalf of GWG Holdings by Emerson Equity, LLC, Member FINRA, SIPC, and Managing Broker-Dealer for the Issuer. GWG Holdings and Emerson are not affiliated entities.

GWG Holdings, Inc. | 325 North Saint Paul Street, Suite 2650 | Dallas, Texas 75201 | gwgh.com